Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 29, 2003 with respect to the consolidated financial statements of Dollar Financial Group, Inc. and our report dated September 29, 2003 (except for Note 17, as to which the date is November 13, 2003) with respect to the consolidated financial statements of DFG Holdings, Inc., in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Dollar Financial Group, Inc. dated December 23, 2003:

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 22, 2003